Pricing Supplement No. J65 To Product Supplement No. JPM-III dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 June 12, 2009
Credit Suisse
Structured Investments	Credit Suisse $22,948,000 Buffered Return Enhanced Notes due December 16, 2010 Linked to the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
General
•
The notes are designed for investors who seek a leveraged return at maturity of 1.50 times the appreciation of a basket of four currencies relative to the U.S. dollar up to a Maximum Return on the notes of 15.00%. Investors should be willing to forgo interest payments and, if the Basket declines by more than 10%, be willing to lose some or all of their investment.

•	Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing December 16, 2010†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•	The notes priced on June 12, 2009 (the “Pricing Date”) and are expected to settle on June 17, 2009. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.
Key Terms
Issuer:	Credit Suisse, acting through its Nassau Branch
Basket:
The notes are linked to a weighted basket consisting of four currencies (each a “Basket Currency,” and together the “Basket Currencies”) that measures the performance of the Basket Currencies relative to the U.S. dollar. We refer to the Basket Currencies collectively as the “Basket”.

	Basket Currency	Fixing Source	Fixing Time	Initial Spot Rate	Weighting
	Australian dollar (“AUD”)	Reuters page: WMRSPOT12	4:00 PM London	0.813500	1/4
	Brazilian real (“BRL”)	Bloomberg page: BZFXPTAX	6:00 PM New York	0.520156	1/4
	Chinese yuan (“CNY”)	Bloomberg page: CYCFUSD	4:00 PM Beijing	0.146359	1/4
	Norwegian krone (“NOK”)	Reuters page: WMRSPOT06	4:00 PM London	0.158165	1/4
Currency of the Issue:	United States dollars
Upside Leverage Factor:	1.50
Maximum Return:	15.00%
Payment at Maturity:
If the Final Basket Level is greater than the Initial Basket Level, you will be entitled to receive a cash payment at maturity per $1,000 principal amount of notes that provides you with a return equal to the Basket Return multiplied by the Upside Leverage Factor, subject to a Maximum Return on the notes. For example, if the Basket Return is equal to or more than 10.00%, you will receive the Maximum Return on the notes of 15.00%, which entitles you to a maximum payment at maturity of $1,150.00 for every $1,000 principal amount of notes that you hold. Accordingly, if the Basket Return is positive, your payment per $1,000 principal amount of notes will be calculated as follows, subject to the Maximum Return:

	$1,000 + [$1,000 x (Basket Return x Upside Leverage Factor)]
	If the Final Basket Level is equal to the Initial Basket Level, you will be entitled to receive a cash payment at maturity of $1,000 per $1,000 principal amount of notes.

If the Final Basket Level declines from the Initial Basket Level, and such decline is equal to or less than 10%, you will be entitled to receive a cash payment at maturity of $1,000 per $1,000 principal amount of notes.

If the Final Basket Level declines from the Initial Basket Level by more than 10%, you will lose an amount equal to 1.1111% of the principal amount of your notes for every 1% that the Basket has declined below 10% of the Initial Basket Level and your final payment per $1,000 principal amount of notes will be calculated as follows:

	$1,000 + [$1,000 x (Basket Return + 10%) x 1.1111]
	You will lose some or all of your investment at maturity if the Final Basket Level declines from the Initial Basket Level by more than 10%.
Buffer Amount:	10%
Downside Factor:	1.1111
Basket Return:	The performance of the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows:
	Final Basket Level – Initial Basket Level
	Initial Basket Level
Initial Basket Level:	100
Final Basket Level:	The closing level of the Basket on the Valuation Date will be calculated as follows:

100 x [1 + (AUD Return x 1/4) + (BRL Return x 1/4) + (CNY Return x 1/4) + (NOK Return x 1/4)]
The AUD Return, BRL Return, CNY Return and NOK Return refer to the Basket Currency Return for the Australian dollar, Brazilian real, the Chinese yuan and the Norwegian krone, respectively.

Currency Return:	With respect to each Basket Currency, the performance of the Basket Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows:
	Final Spot Rate – Initial Spot Rate
	Initial Spot Rate
Initial Spot Rate:	For each Basket Currency, as set forth in the table above.
Final Spot Rate:	For each Basket Currency, the Spot Rate on the Valuation Date.
Spot Rate:
For each Basket Currency except the Brazilian real, the Spot Rate will be the average of the bid price and the ask price for the relevant Basket Currency from the relevant Fixing Source at the relevant Fixing Time. For the Brazilian real, the Spot Rate will be the ask price from the relevant Fixing Source at the relevant Fixing Time. The Spot Rate will be expressed as the number of U.S. dollars per one unit of such Basket Currency, subject to the provisions set forth under “Currency Disruption Events” in this pricing supplement.

Valuation Date†:	December 13, 2010
Maturity Date†:	December 16, 2010
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546EJW5
† Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under “Description of the Notes—Market disruption events.”
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 3 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this pricing supplement, the product supplement, prospectus supplement and prospectus, if you so request by calling 1-800-221-1037.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$15.00	$985.00
Total	$22,948,000.00	$341,400.00	$22,603,780.00
(1) Certain fiduciary accounts will pay a purchase price of $985.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities Inc., which we refer to as JPMSI, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction. The notes are not guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program.
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$22,948,000.00	$1,280.50
JPMorgan
Placement Agent
June 12, 2009

Additional Terms Specific to the Notes

You should read this pricing supplement together with the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. JPM-III dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003161/a2191819z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ or ‘‘our’’ refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table and examples illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount of notes to $1,000. The hypothetical total returns set forth below assume an Initial Basket Level of 100 and reflect the Upside Leverage Factor of 1.50 and the Maximum Return on the notes of 15.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Basket Level	Basket Return	Total Return	Payment at Maturity
200.00	100.00%	15.00%	$1,150.00
180.00	80.00%	15.00%	$1,150.00
165.00	65.00%	15.00%	$1,150.00
150.00	50.00%	15.00%	$1,150.00
140.00	40.00%	15.00%	$1,150.00
125.00	25.00%	15.00%	$1,150.00
120.00	20.00%	15.00%	$1,150.00
115.00	15.00%	15.00%	$1,150.00
110.00	10.00%	15.00%	$1,150.00
105.00	5.00%	7.50%	$1,075.00
102.50	2.50%	3.75%	$1,037.50
101.00	1.00%	1.50%	$1,015.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
85.00	-15.00%	-5.56%	$944.40
80.00	-20.00%	-11.11%	$888.90
70.00	-30.00%	-22.22%	$777.80
60.00	-40.00%	-33.33%	$666.70
50.00	-50.00%	-44.44%	$555.60
40.00	-60.00%	-55.56%	$444.40
30.00	-70.00%	-66.67%	$333.30
20.00	-80.00%	-77.78%	$222.20
10.00	-90.00%	-88.89%	$111.10
0.00	-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the hypothetical Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Initial Basket Level of 100 to a Final Basket Level of 105. Because the Final Basket Level is greater than the Initial Basket Level and the Basket Return of 5% multiplied by the Upside Leverage Factor does not exceed the Maximum Return of 15.00%, the investor receives a payment at maturity of $1,075 per $1,000 principal amount of notes calculated as follows:

$1,000 + [$1,000 x (5% x 1.50)] = $1,075

Example 2: The level of the Basket increases from the Initial Basket Level of 100 to a Final Basket Level of 125. Because the Basket Return of 25% multiplied by the Upside Leverage Factor exceeds the Maximum Return of 15.00%, the investor receives a payment at maturity of $1,150 per $1,000 principal amount of notes, the maximum payment on the notes.

Example 3: The level of the Basket decreases from the Initial Basket Level of 100 to a Final Basket Level of 90. Because the Final Basket Level is less than the Initial Basket Level by not more than the Buffer Amount of 10%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount of notes.

Example 4: The level of the Basket decreases from the Initial Basket Level of 100 to a Final Basket Level of 80. Because the Final Basket Level is less than the Initial Basket Level by more than the Buffer Amount of 10%, the Basket Return is negative and the investor will receive a payment at maturity of $888.90 per $1,000 principal amount of notes calculated as follows:

$1,000 + [$1,000 x (-20% + 10%) x 1.1111] = $888.90

Selected Purchase Considerations

•
APPRECIATION POTENTIAL IF THE BASKET RETURN IS POSITIVE – The notes provide the opportunity to enhance returns by multiplying a positive Basket Return by the Upside Leverage Factor, up to the Maximum Return on the notes of 15.00%. Accordingly, the maximum amount payable at maturity is $1,150.00 per $1,000 principal amount of notes. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the principal amount of the notes is protected against a decline in the Final Basket Level, as compared to the Initial Basket Level, of up to 10%. If the Final Basket Level declines by more than 10% of the Initial Basket Level, for every 1% decline of the Basket below 10% of the Initial Basket Level, you will lose an amount equal to 1.1111% of the principal amount of your notes.

•
DIVERSIFICATION AMONG THE BASKET CURRENCIES – The return on the notes is linked to the performance of a basket of global currencies, which we refer to as the Basket Currencies, relative to the U.S. dollar, and will enable you to participate on a leveraged basis in any appreciation of the Basket Currencies relative to the U.S. dollar, during the term of the notes. Accordingly, the value of the Basket increases when the Basket Currencies appreciate in value relative the U.S. dollar. The Basket derives its value from an equally weighted group of currencies consisting of the Australian dollar, Brazilian real, the Chinese yuan and the Norwegian krone.

•
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS – Please refer to ‘‘Certain United States Federal Income Tax Considerations’’ in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be fully exposed on a leveraged basis of 1.1111% to each 1% decline in the Final Basket Level as compared to the Initial Basket Level beyond the 10% Buffer Amount.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the notes will be based on the performance of the Basket, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. In addition, any decline in our credit ratings or any increase in our credit spreads is likely to adversely affect the market value of the notes prior to maturity.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN – If the Final Basket Level is greater than the Initial Basket Level, for each $1,000 principal amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return on the notes of 15.00%, regardless of the appreciation in the Basket, which may be significant. Accordingly, the maximum amount payable at maturity is $1,150.00 per $1,000 principal amount of notes. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•
CHANGES IN THE EXCHANGE RATES OF THE BASKET CURRENCIES MAY OFFSET EACH OTHER – Movements in the exchange rates of the Basket Currencies may not correlate with each other. At a time when the value of one or more of the Basket Currencies appreciates relative to the U.S. dollar, the value of one or more of the Basket Currencies may not appreciate as much or may weaken relative to the U.S. dollar. Therefore, in calculating the Basket Return, increases in the value of one or more of the Basket Currencies relative to the U.S. dollar may be moderated, or more than offset, by lesser increases or declines in the value of the other Basket Currencies relative to the U.S. dollar.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK – Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The relative values of the U.S. dollar and each of the Basket Currencies are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the United States, Australia, Brazil, China and Norway and between each country and its major trading partners; and

•	the extent of governmental surplus or deficit in the United States, Australia, Brazil, China and Norway.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States, Australia, Brazil, China and Norway and those of other countries important to international trade and finance.

•
SPECIFIC RISKS RELATED TO THE CHINESE YUAN – If the Chinese yuan continues to be managed as in recent years, its spot rate movements are unlikely to contribute significantly to either an increase or decrease in the level of the Basket. Additionally, if the management of the Chinese yuan has resulted in trading levels that do not fully reflect market forces, a change in the Chinese government’s management of its currency could result in greater movement of the spot rate for the Chinese yuan-U.S. dollar exchange rate than in the past. Assuming the value of the other Basket Currencies remain constant, any increase or decrease in the value of the Chinese yuan relative to the U.S. dollar, whether as a result of a change in the governments management of its currency or otherwise, would result in a corresponding increase or decrease in the level of the Basket.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	NO INTEREST PAYMENTS – As a holder of the notes, you will not receive interest payments.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the level of the Basket on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility in each Basket Currency and the U.S. dollar;

•	the time to maturity of the notes;

•	interest and yield rates in the market generally as well as in each of the Basket Currencies’ countries and in the United States;

•	the exchange rate and volatility of the exchange rate between the U.S. dollar, the Australian dollar, the Brazilian real, the Chinese yuan and the Norwegian krone;

•	changes in correlation between the Basket Currency exchange rates

•
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Currencies or stock markets generally and which may affect the exchange rate of the Basket Currency; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the notes at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Currency Disruption Events

If the Spot Rate for any Basket Currency is unavailable for any reason, the Spot Rate for such Basket Currency will be determined by the calculation agent in a commercially reasonable manner and in accordance with general market practice.

Historical Information

The following graphs set forth the historical performance of each Basket Currency based on the exchange rates of such Basket Currency from January 1, 2004 through June 12, 2009. As used herein, the exchange rates are expressed as the number of U.S. dollars per one unit of such Basket Currency. The Australian dollar-U.S. dollar exchange rate on June 12, 2009 was 0.813500. The Brazilian real-U.S. dollar exchange rate on June 12, 2009 was 0.520156. The Chinese yuan-U.S. dollar exchange rate on June 12, 2009 was 0.146359. The Norwegian krone-U.S. dollar exchange rate on June 12, 2009 was 0.158165. We obtained the exchange rates for the Brazilian real and the Chinese yuan from Bloomberg and the exchanges rates for the Australian dollar and the Norwegian krone from Reuters, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg and Reuters.

The historical exchange rates of the Basket Currencies should not be taken as an indication of future performance, and no assurance can be given as to the exchange rates of the Basket Currencies relative to the U.S. dollar on the Valuation Date. We cannot give you assurance that the performance of the Basket Currencies will result in the return of any of your initial investment.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, we intend to treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below and no opinion is being issued by counsel. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities.

Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax timing and character of income to you that is less favorable than that described above. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

For example, the IRS could assert that the securities constitute a forward contract. In such case, gain or loss would be recognized at maturity. You would not be able to elect to treat any gain on the sale or redemption of the securities as capital gain pursuant to a Code section 988(a)(1)(B) election, which might be available if the note were a foreign currency forward contract. You should consult with your own tax advisor regarding the desirability of making a protective Code section 988(a)(1)(B) election. The IRS could also assert that the securities are one or more nonfunctional currency contingent payment debt instruments, in which case some portion of gain or loss would be foreign currency gain or loss.

You should consult your tax advisor as to the tax consequences of such characterizations and any possible alternative characterizations of your securities for U.S. federal income tax purposes, and the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership, and disposition of the securities.

Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

•	require you to accrue original issue discount at the comparable yield (as described below); and

•	generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities, that equals:

•
the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the securities.

The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the amount of any noncontingent payment and the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount (for U.S. federal income tax purposes) is projected to be paid prior to the maturity date).

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of 2.0444%, compounded semi-annually.

We are required to furnish to you the comparable yield and, solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments (generally the redemption amount in excess of par paid upon the maturity date). For purposes of this determination — and only for purposes of this determination, which is required for U.S. federal income tax purposes — we have assumed that the securities will not be called and will be held until the maturity date. Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the maturity date, at which time the projected payment amount includes $709,774 of interest on the aggregate principal amount. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments that we have furnished to you in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount or timing of the payments on a security.

If the actual contingent payment received on the maturity date differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

•	first, reduce the amount of original issue discount required to be accrued in the current year;

•
second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your adjusted tax basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMSI and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMSI and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $15 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For more information, please refer to “Underwriting” in the accompanying product supplement.

EXHIBIT A

Credit Suisse, Nassau Branch
U.S. $22,948,000 Buffered Return Enhanced Notes Due Dec. 16, 2010 (the “Securities”)
Linked to the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Projected Payment Schedule ("Tax Schedule")*

The Comparable Yield and Tax Schedule are provided solely for the purpose of determining a U.S. holder’s income from the Securities for U.S. tax purposes and are not a representation of any kind regarding the actual yield of the Securities or actual amounts that will be paid thereon. See the Pricing Supplement dated June 12, 2009 for additional information. Holders of the Securities are urged to consult their tax advisors regarding the tax treatment of the Securities. The two schedules below show the Projected Payments, Yearly Interest Accruals, Daily Interest Accruals and Projected Amount Payable at Retirement for the entire $22,948,000 Principal Amount and for a $1,000 Principal Amount respectively.

Principal Amount: $22,948,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual

30-Jun-09	0.00	16,941.49	22,964,941.49	1,303.19
31-Dec-09	0.00	234,747.63	23,199,689.12	1,304.15
30-Jun-10	0.00	237,147.22	23,436,836.34	1,317.48
16-Dec-10	0.00	220,938.01	23,657,774.36	1,330.95

Projected Amount Payable at Retirement			23,657,774.36

Principal Amount: $1,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual

30-Jun-09	0.00	0.74	1,000.74	0.0568
31-Dec-09	0.00	10.23	1,010.97	0.0568
30-Jun-10	0.00	10.33	1,021.30	0.0574
16-Dec-10	0.00	9.63	1,030.93	0.0580

Projected Amount Payable at Retirement			1,030.93

*           The Tax Schedule is a hypothetical schedule derived using certain baseline assumptions and applying a Comparable Yield of 2.0444% per annum. Assumptions regarding future events are inherently uncertain. Actual payments may vary materially from the hypothetical payment schedule due to a number of factors. Additional information regarding assumptions is available upon request. See the Pricing Supplement for additional information.

Credit Suisse